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                                                                  Exhibit 23.1

                          [LETTERHEAD OF KPMG LLP]

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Loewen Group Inc. and Loewen Group International, Inc.

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 333-07033, 333-22551, 333-38551, 333-38553, 33-42892,
33-79604, 33-79602, 333-52811), S-3 (Nos. 333-23747, 333-43519, 333-43463),
and S-4 (No. 333-09523) of The Loewen Group Inc. and the registration statement on Form S-3 (No. 333-23747) of Loewen Group International, Inc. of our reports:

     (i) dated March 9, 2001 relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 2000 and 1999 and the consolidated statements of operations, retained earnings (deficit) and cash flows of The Loewen Group Inc. for each of the years in the three year period ended December 31, 2000 and related schedule; and

     (ii) dated March 9, 2001 relating to the consolidated balance sheets of Loewen Group International, Inc. as at December 31, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows of Loewen Group International, Inc. for each of the years in the three year period ended December 31, 2000.

all of which reports appear in the December 31, 2000 annual report on Form 10-K of The Loewen Group Inc.

Our reports include Comments by Auditors for U.S. readers on Canada-U.S. reporting differences which contains additional comments regarding conditions which raise substantial doubt about each of the entities' ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada

March 9, 2001